United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                             September 25, 2006
Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.
(Exact Name of Registrant as Specified in Charter)

              1-6479-1
Commission File Number

Delaware (State or other jurisdiction of incorporation)	13-2637623 (I.R.S. Employer Identification Number)

666 Third Avenue
                     New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

Overseas Shipholding Group, Inc., a Delaware corporation ("OSG"), entered into an Agreement and Plan of Merger, dated as of September 25, 2006 (the "Merger Agreement"), among OSG, Marlin Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of OSG (the "Merger Sub"), and Maritrans Inc., a Delaware corporation ("Maritrans"), providing for the merger (the "Merger") of the Merger Sub with and into Maritrans, with Maritrans continuing as the surviving corporation.

Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each holder of Maritrans' common stock will be entitled to receive $37.50 per share in cash (without interest). The total cash consideration to be paid to Maritrans' stockholders is approximately $450 million (which includes outstanding common stock and stock options).

The closing of the Merger is contingent upon approval by the stockholders of Maritrans of the Merger and the Merger Agreement and is also subject to the satisfaction of other closing conditions set forth in the Merger Agreement. It is anticipated that, assuming all conditions to the Merger are satisfied, the Merger will occur by the end of 2006.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement.

A copy of the Merger Agreement is attached to this report as Exhibit 10.1.

On September 25, 2006, OSG and Maritrans issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this report as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Merger Agreement, dated September 25, 2006
99.1	Press Release dated September 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC. (Registrant)

Date: September 25, 2006	By: Myles R. Itkin
Name: Myles R. Itkin Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Merger Agreement dated September 25, 2006
99.1	Press Release dated September 25, 2006